[EXHIBIT 99.7]

EQUITIES Global Communications, Inc.
2118 Wilshire Blvd, #722
Santa Monica, CA. 90403                      Invoice #          Date
P: 1.800.705.7009 - F: 310-575-4984
www.equitiesmagazine.com                        55            2/6/2007


Bill To                                        Ship To
-------                                        -------

Third Order NanoTech
Fred Goetz
2601 Annand Drive, Ste 16
Wilmington, DE 19808

                         Terms  Account #  Sales Rep   Ship Via  Project
                                                       Best Way

Item                       Description                         Qty      Amount


Equities Magazine Pr...    Equities Magazine 1-Year                   42,500.00
                           Program As per 1/2/07 quote
                           Payments of  $5312.50
                           Due February 15th, 2007
                              March, l5, 2007
                              April, 15th,  2007
                              May, 15th,2007
                              June, 5th, 2007
                              July, 15th, 2007
                              August, 15th, 2007
                              September, 15th, 2007


                                            Total         $42,500.00
2007 AD Agreement

Make checks payable to:                     Payments/Credits   $0.00
EQUITIES Global Communications, Inc.
                                            Balance Due   $42,500.00
Wire
Transfers
Bank of America
West Brentwood Branch, CA.
Routing # 121000358
Acct # 21669-42552

Credit Card Payments - 3.5% fee